Exhibit 99.1

News Release

Gregory B. Hanson	Sean T. Geary
Chief Financial Officer	Chief Legal Officer and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners LP Reports Fourth-Quarter and Full-Year 2023 Financial Results

WALTHAM, Mass., February 28, 2024 -- Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the fourth quarter and full year ended December 31, 2023.

CEO Commentary

“2023 was a transformational year for Global, as we completed the strategic acquisition of 25 liquid energy terminals from Motiva Enterprises and completed the first acquisition in our retail joint venture with ExxonMobil,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “The Motiva transaction creates an exciting opportunity for our supply, storage, terminalling and retail networks in some of the fastest-growing regions of the country. The acquisition nearly doubles our terminal storage capacity, supported by a 25-year take-or-pay throughput agreement with Motiva that includes minimum annual revenue commitments.

“On the retail side, our joint venture acquisition with ExxonMobil of 64 convenience and fueling facilities in Greater Houston enables us to apply our operational and management expertise in one of the nation’s largest cities,” Slifka said. “With these two deals, our market diversification and growth potential have never been stronger.

“We capped the year with a solid fourth-quarter performance, highlighted by higher retail fuel margins compared with the fourth quarter of 2022,” Slifka said. “Our ability to deliver strong performance in a less volatile market environment demonstrates the value of our integrated asset base, diverse portfolio of liquid energy products and the operational skill of our exceptional team.”

Fourth-Quarter 2023 Financial Highlights

Net income was $55.3 million, or $1.41 per diluted common limited partner unit, for the fourth quarter of 2023 compared with net income of $57.5 million, or $1.54 per diluted common limited partner unit, in the same period of 2022.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $110.9 million in the fourth quarter of 2023 compared with $105.3 million in the same period of 2022.

Adjusted EBITDA was $112.1 million in the fourth quarter of 2023 versus $106.9 million in the same period of 2022.

Distributable cash flow (DCF) was $59.4 million in the fourth quarter of 2023 compared with $57.3 million in the same period of 2022.

Adjusted DCF was $58.8 million in the fourth quarter of 2023 compared with $57.3 million in 2022.

Gross profit in the fourth quarter of 2023 was $280.4 million compared with $281.6 million in the same period of 2022.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $305.7 million in the fourth quarter of 2023 compared with $303.8 million in the same period of 2022.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and twelve months ended December 31, 2023, and 2022.

GDSO segment product margin was $245.4 million in the fourth quarter of 2023 compared with $223.2 million in the same period of 2022. Product margin from gasoline distribution increased to $177.8 million from approximately $156.0 million in the year-earlier period, primarily due to higher fuel margins (cents per gallon). Product margin from station operations totaled $67.6 million compared with $67.2 million in the fourth quarter of 2022.

Wholesale segment product margin was $51.9 million in the fourth quarter of 2023 compared with $70.7 million in the same period of 2022. The decrease is primarily due to less favorable market conditions in distillates, partially offset by more favorable market conditions in gasoline and residual oil.

Commercial segment product margin was $8.4 million in the fourth quarter of 2023 compared with $9.9 million in the same period of 2022, primarily due to less favorable market conditions in bunkering.

Total sales were $4.4 billion in the fourth quarters of 2023 and 2022. Wholesale segment sales were $2.7 billion in the fourth quarter of 2023 compared with $2.6 billion in the same period of 2022. GDSO segment sales were $1.4 billion in the fourth quarter of 2023 versus $1.5 billion in the same period of 2022. Commercial segment sales were $0.3 billion in the fourth quarters of 2023 and 2022.

Total volume was 1.6 billion gallons in the fourth quarter of 2023 compared with 1.4 billion gallons in the same period of 2022. Wholesale segment volume was 1.1 billion gallons in the fourth quarter of 2023 compared with 860.1 million gallons in the same period of 2022. GDSO volume was 404.9 million gallons in the fourth quarter of 2023 compared with 419.3 million gallons in the same period of 2022. Commercial segment volume was 110.7 million gallons in the fourth quarter of 2023 compared with 100.6 million gallons in the same period of 2022.

Recent Developments

•	In January 2024, Global completed its private offering of $450 million in aggregate principal amount of 8.250% senior unsecured notes due 2032. Global used the net proceeds from the offering to repay a portion of the borrowings outstanding under its credit agreement and for general corporate purposes.

•	In December 2023, Global completed its acquisition of 25 liquid energy terminals from Motiva Enterprises LLC (“Motiva”) for $313.2 million in cash, including inventory. The transaction is underpinned by a 25-year take-or-pay throughput agreement with Motiva, the anchor tenant at the terminals, that includes minimum annual revenue commitments.

•	Global announced a cash distribution of $0.7000 per unit ($2.80 per unit on an annualized basis) on all of its outstanding common units from October 1, 2023 through December 31, 2023. The distribution was paid on February 14, 2024 to unitholders of record as of the close of business on February 8, 2024.

Business Outlook

“We begin 2024 with a strong balance sheet and cash flows that position us to continue to execute on our strategic priorities,” Slifka concluded.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and full-year 2023 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com.

About Global Partners LP

With approximately 1,700 locations primarily in the Northeast, Global Partners is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to a large terminal network—with strategic rail and/or marine assets—spanning from Maine to Florida and into the U.S. Gulf states, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•	compliance with certain financial covenants included in its debt agreements;

•	financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•	ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•	operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global’s proportionate share of EBITDA related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global’s success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global’s ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global’s proportionate share of distributable cash flow related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Sales	$4,409,112	$4,426,951	$16,492,174	$18,877,886
Cost of sales	4,128,715	4,145,395	15,518,534	17,780,237
Gross profit	280,397	281,556	973,640	1,097,649

Costs and operating expenses:
Selling, general and administrative expenses	81,302	80,838	273,733	263,112
Operating expenses	115,951	117,964	450,627	445,271
Amortization expense	2,017	2,117	8,136	8,851
Net (gain) loss on sale and disposition of assets	(485)	1,595	(2,626)	(79,873)
Total costs and operating expenses	198,785	202,514	729,870	637,361

Operating income	81,612	79,042	243,770	460,288

Other income (expense):
Income from equity method investments	119	-	2,503	-
Interest expense	(20,668)	(19,682)	(85,631)	(81,259)

Income before income tax expense	61,063	59,360	160,642	379,029

Income tax expense	(5,785)	(1,884)	(8,136)	(16,822)

Net income	55,278	57,476	152,506	362,207

Less: General partner's interest in net income, including incentive distribution rights	3,227	1,768	9,908	7,138
Less: Preferred limited partner interest in net income	3,921	3,463	14,559	13,852

Net income attributable to common limited partners	$48,130	$52,245	$128,039	$341,217

Basic net income per common limited partner unit (1)	$1.42	$1.54	$3.77	$10.06

Diluted net income per common limited partner unit (1)	$1.41	$1.54	$3.76	$10.02

Basic weighted average common limited partner units outstanding	33,929	33,943	33,970	33,935

Diluted weighted average common limited partner units outstanding	34,080	33,999	34,039	34,044

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$19,642	$4,040
Accounts receivable, net	551,764	478,837
Accounts receivable - affiliates	8,142	2,380
Inventories	397,314	566,731
Brokerage margin deposits	12,779	23,431
Derivative assets	17,656	19,848
Prepaid expenses and other current assets	90,531	73,992
Total current assets	1,097,828	1,169,259

Property and equipment, net	1,513,545	1,218,171
Right of use assets, net	252,849	288,142
Intangible assets, net	20,718	26,854
Goodwill	429,215	427,780
Equity method investments	94,354	-
Other assets	37,502	30,679

Total assets	$3,446,011	$3,160,885

Liabilities and partners' equity
Current liabilities:
Accounts payable	$648,717	$530,940
Working capital revolving credit facility - current portion	16,800	153,400
Lease liability - current portion	59,944	64,919
Environmental liabilities - current portion	5,057	4,606
Trustee taxes payable	67,398	42,972
Accrued expenses and other current liabilities	179,887	156,964
Derivative liabilities	4,987	17,680
Total current liabilities	982,790	971,481

Working capital revolving credit facility - less current portion	-	-
Revolving credit facility	380,000	99,000
Senior notes	742,720	741,015
Lease liability - less current portion	200,195	231,427
Environmental liabilities - less current portion	71,092	64,029
Financing obligations	138,485	141,784
Deferred tax liabilities	68,909	66,400
Other long-term liabilities	61,160	57,305
Total liabilities	2,645,351	2,372,441

Partners' equity	800,660	788,444

Total liabilities and partners' equity	$3,446,011	$3,160,885

GLOBAL PARTNERS LP

FINANCIAL RECONCILIATIONS

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$25,366	$13,973	$105,165	$106,982
Distillates and other oils (1)	26,521	56,731	96,747	180,715
Total	51,887	70,704	201,912	287,697
Gasoline Distribution and Station Operations segment:
Gasoline distribution	177,817	155,944	558,516	588,676
Station operations	67,584	67,222	276,040	267,941
Total	245,401	223,166	834,556	856,617
Commercial segment	8,412	9,931	31,722	40,973
Combined product margin	305,700	303,801	1,068,190	1,185,287
Depreciation allocated to cost of sales	(25,303)	(22,245)	(94,550)	(87,638)
Gross profit	$280,397	$281,556	$973,640	$1,097,649

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$55,278	$57,476	$152,506	$362,207
Depreciation and amortization	29,138	26,224	110,090	104,796
Interest expense	20,668	19,682	85,631	81,259
Income tax expense	5,785	1,884	8,136	16,822
EBITDA	110,869	105,266	356,363	565,084
Net (gain) loss on sale and disposition of assets	(485)	1,595	(2,626)	(79,873)
Income from equity method investments (2)	(119)	-	(2,503)	-
EBITDA related to equity method investments (2)	1,870	-	5,030	-
Adjusted EBITDA	$112,135	$106,861	$356,264	$485,211

Reconciliation of net cash provided by (used in) operating activities to EBITDA and adjusted EBITDA:
Net cash provided by (used in) operating activities	$169,416	$(96,910)	$512,441	$479,996
Net changes in operating assets and liabilities and certain non-cash items	(85,000)	180,610	(249,845)	(12,993)
Interest expense	20,668	19,682	85,631	81,259
Income tax expense	5,785	1,884	8,136	16,822
EBITDA	110,869	105,266	356,363	565,084
Net (gain) loss on sale and disposition of assets	(485)	1,595	(2,626)	(79,873)
Income from equity method investments (2)	(119)	-	(2,503)	-
EBITDA related to equity method investments (2)	1,870	-	5,030	-
Adjusted EBITDA	$112,135	$106,861	$356,264	$485,211

Reconciliation of net income to distributable cash flow and adjusted distributable cash flow:
Net income	$55,278	$57,476	$152,506	$362,207
Depreciation and amortization	29,138	26,224	110,090	104,796
Amortization of deferred financing fees	1,517	1,348	5,651	5,432
Amortization of routine bank refinancing fees	(1,193)	(1,139)	(4,700)	(4,596)
Maintenance capital expenditures	(25,388)	(26,600)	(60,838)	(54,444)
Distributable cash flow (3)(4)	59,352	57,309	202,709	413,395
Income from equity method investments (2)	(119)	-	(2,503)	-
Distributable cash flow from equity method investments (2)	(432)	-	1,509	-
Adjusted distributable cash flow	58,801	57,309	201,715	413,395
Distributions to preferred unitholders (5)	(3,921)	(3,463)	(14,559)	(13,852)
Adjusted distributable cash flow after distributions to preferred unitholders	$54,880	$53,846	$187,156	$399,543

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow and adjusted distributable cash flow:

Net cash provided by (used in) operating activities	$169,416	$(96,910)	$512,441	$479,996
Net changes in operating assets and liabilities and certain non-cash items	(85,000)	180,610	(249,845)	(12,993)
Amortization of deferred financing fees	1,517	1,348	5,651	5,432
Amortization of routine bank refinancing fees	(1,193)	(1,139)	(4,700)	(4,596)
Maintenance capital expenditures	(25,388)	(26,600)	(60,838)	(54,444)
Distributable cash flow (3)(4)	59,352	57,309	202,709	413,395
Income from equity method investments (2)	(119)	-	(2,503)	-
Distributable cash flow from equity method investments (2)	(432)	-	1,509	-
Adjusted distributable cash flow	58,801	57,309	201,715	413,395
Distributions to preferred unitholders (5)	(3,921)	(3,463)	(14,559)	(13,852)
Adjusted distributable cash flow after distributions to preferred unitholders	$54,880	$53,846	$187,156	$399,543

(1)  Segment reporting results for the three and twelve months ended December 31, 2022 have been reclassified within the Wholesale segment to conform to the Partnership's current presentation.  Specifically, results from crude oil previously shown separately are included in distillates and other oils as results from crude oil are immaterial.

(2)  Represents the Partnership's proportionate share of income, EBITDA and distributable cash flow, as applicable, related to the Partnership's 49.99% interest in its Spring Partners Retail LLC ("SPR") joint venture.

(3)  As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(4)  Distributable cash flow for the three and twelve months ended December 31, 2023 includes $0.1 million and $2.5 million, respectively, of income from the equity method investment related to the Partnership's 49.99% interest in its SPR joint venture.  Distributable cash flow for the twelve months ended December 31, 2022 includes a net gain on sale and disposition of assets of $79.9 million, primarily related to the sale of the Partnership's terminal in Revere, Massachusetts in June 2022.

(5)  Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.